Exhibit 99.2

Below is a diagram available to Google employees explaining the exchange offer vesting schedule.

The vesting schedule below relates to an option exchange that has not yet commenced. At the time the option exchange begins, if at all, Google will provide eligible employees with written materials explaining the precise terms and timing of the option exchange. Holders of options to buy Google’s Class A Common Stock that are eligible to participate in this option exchange should read these materials carefully when they become available because they will contain important information about the option exchange. Upon commencement of the program, Google will also file these written materials with the SEC as part of a tender offer statement. Google’s stockholders and optionholders will be able to obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov.

Exchange Offer Vesting Schedule

new vesting date = old vesting date + 12 months

is new vesting date before Sept 3, 2009?

Yes

No

new vesting date = Sept 3, 2009

new vesting date = old vesting date + 12 months